Exhibit 34.2

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Report of Independent Registered Public Accounting Firm

The Board of Directors

Citibank, N.A.:

We have examined management’s assertion, included in the accompanying Management’s Assessment of Compliance, that the Agency and Trust division of Citibank, N.A. (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB (the “Servicing Criteria”) for publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) and certain privately-issued (i.e., for which transaction-level reporting is required pursuant to contractual obligation) automobile loan or lease-backed securities, equipment loan-backed securities and student loan-backed securities issued on or after January 1, 2006, as listed in Appendix A of the accompanying Management’s Assessment of Compliance, for which the Company provides trustee and paying agent services (the “Platform”), except for servicing criteria 1122(d)(1)(i)-1122(d)(1)(v), 1122(d)(2)(iii), 1122(d)(2)(vi)-1122(d)(2)(vii), 1122(d)(3)(i) and 1122(d)(4)(i)-1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the twelve months ended December 31, 2020. With respect to the Platform, Servicing Criterion 1122(d)(3)(ii) is applicable only as it relates to remittances. Management is responsible for the Company’s compliance with the Servicing Criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the Servicing Criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the Servicing Criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the Servicing Criteria.

In our opinion, management’s assertion that the Company complied with the aforementioned Servicing Criteria as of and for the twelve months ended December 31, 2020 is fairly stated, in all material respects.

/s/ KPMG LLP

Chicago, Illinois

March 1, 2021

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.